SCHEDULE 14A
                               (RULE 14A-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION

        PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO. )


   Filed by the Registrant  (X)
   Filed by a Party other than the Registrant  ( )

   Check appropriate box:
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                                         ( )  Confidential, for Use of the
                                              Commission Only (as permitted
                                              by Rule 14a-6(e)(2))
   (X)  Definitive Proxy Statement
   ( )  Definitive Additional Materials
   ( )  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              NIAGARA CORPORATION
               -----------------------------------------------
               (Name of Registrant as Specified in Its Charter)

                                Not Applicable
    -----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

 Payment of filing fee (Check the appropriate box):
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        0-11.

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     (1)   Amount Previously Paid:

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                            NIAGARA CORPORATION

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Niagara Corporation, a Delaware corporation (the "Company"), will be held at the offices of M&T Bank, 350 Park Avenue, 6th Floor, New York, New York 10022, on Tuesday, June 8, 1999, at 10:00 a.m. local time for the following purposes:

           1. To elect a Board of six Directors, each to serve until the next Annual Meeting or until a successor shall have been duly elected and qualified;

           2. To consider and vote upon a proposal to approve the performance-based bonus provision of the Company's Employment Agreement with Michael Scharf;

           3. To ratify and approve the appointment of BDO Seidman LLP as independent accountants for 1999; and

           4. To transact such other business as may properly come before the Annual Meeting.

      The Board of Directors has fixed the close of business on April 16, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

      Stockholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend, please complete, date and sign the enclosed proxy and return it promptly in the self-addressed stamped envelope provided. If you attend the Annual Meeting, you may withdraw your proxy and vote in person if you so desire.



                               By Order of the Board of Directors,

                               GILBERT D. SCHARF
                               Secretary

 New York, New York
 May 10, 1999




                            NIAGARA CORPORATION
                             667 MADISON AVENUE
                                 11TH FLOOR
                         NEW YORK, NEW YORK  10021
                               (212) 317-1000

                              PROXY STATEMENT

                       ANNUAL MEETING OF STOCKHOLDERS

      This Proxy Statement is furnished to the stockholders of Niagara Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors (the "Board of Directors" or the "Board") for use at the Annual Meeting of Stockholders scheduled to be held on Tuesday, June 8, 1999, at 10:00 a.m. local time at the offices of M&T Bank, 350 Park Avenue, 6th Floor, New York, New York 10022 (with any adjournment or postponement thereof, the "Annual Meeting"). This Proxy Statement, the Notice of Annual Meeting and the accompanying form of proxy are first being mailed to stockholders on or about May 11, 1999.

      All stockholders of the Company are invited to attend the Annual Meeting. Due to limited seating capacity, persons who are not stockholders of the Company may attend the Annual Meeting only if invited by the Board. If you are a stockholder of the Company but not a holder of record, you must bring proof of beneficial ownership (e.g., a current broker's statement) in order to be admitted to the Annual Meeting.

      Shares of the Company's Common Stock, par value $.001 per share ("Common Stock"), represented by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, shares represented by such proxies will be voted (i) "FOR" the election of the six nominees to the Board of Directors,
 (ii) "FOR" approval of the performance-based bonus provision of the Company's Employment Agreement with Michael Scharf and (iii) "FOR" ratification and approval of BDO Seidman LLP as independent accountants for 1999. The Board of Directors is not aware of any other matter which is to come before the Annual Meeting; if any other matter is properly presented for consideration, the persons named in the enclosed proxy will have discretion to vote on such matters in accordance with their best judgment.

      Any proxy given pursuant to this solicitation can be revoked by the person giving such proxy at any time before it is voted. Proxies can be revoked by (i) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company before the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although presence at the Annual Meeting without further action will not revoke a proxy). Any written notice revoking a proxy should be sent to: Niagara Corporation, Attention: Gilbert D. Scharf, Secretary, 667 Madison Avenue, New York, New York 10021, or hand delivered to the Secretary at or prior to the vote at the Annual Meeting.

      The Board of Directors has fixed the close of business on April 16, 1999 as the record date for the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date are entitled to notice of and to vote at the Annual Meeting. At the close of business on the record date, 9,511,575 shares of Common Stock were issued and outstanding. On all matters voted upon at the Annual Meeting, holders of shares of Common Stock vote as a single class, with each record holder entitled to one vote per share.

      The presence, in person or by properly executed proxy, of holders of a majority of outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum. A stockholder who abstains from a vote on a particular matter by registering an abstention will be deemed present at the Annual Meeting for quorum purposes, but will not be deemed to have voted on such matter. Proxies relating to "street name" shares voted by brokers on a discretionary basis on certain proposals will be treated as present for quorum purposes on all proposals, but will not be entitled to vote on any proposal as to which the broker does not have discretionary voting power and has not received instructions from the beneficial owner ("broker non-votes").

                     PROPOSAL 1:  ELECTION OF DIRECTORS

      The Board of Directors has nominated six candidates for election at the Annual Meeting. Each nominee currently serves as a director of the Company. The directors elected at the Annual Meeting will hold office until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified.

      If a quorum is present, those nominees receiving a plurality of the votes cast at the Annual Meeting will be elected as directors. A "plurality" means that the nominees who receive the greatest number of votes present or represented by proxy are elected as directors, up to six directors. Any shares not voted "FOR" a particular director (whether as a result of a direction to withhold authority or a broker non-vote) will not be counted to determine a plurality.

      Unless otherwise specified, shares represented by properly executed and returned proxies will be voted "FOR" the nominees listed below. Each nominee has consented to being named in the proxy statement and to serve if elected. If, prior to the Annual Meeting, any nominee becomes unavailable for election, which is not anticipated, the persons named in the enclosed proxy will have full discretion to vote or refrain from voting for any other person in accordance with their best judgment.

 NOMINEES FOR ELECTION

      Certain information with respect to the nominees for election as directors is set forth below.

      MICHAEL J. SCHARF, 56, has been Chairman of the Board, President and Chief Executive Officer of the Company since its inception in 1993. He has also served as Chairman of the Board and Chief Executive Officer of Niagara LaSalle Corporation, formerly Niagara Cold Drawn Corp. ("Niagara LaSalle"), and LaSalle Steel Company ("LaSalle"), since the dates of their acquisition by the Company and Niagara LaSalle, respectively, and currently holds various other positions with such subsidiaries. Mr. Scharf is also Chairman of the Board and a director of Niagara LaSalle (UK) Limited, a subsidiary of Niagara ("Niagara LaSalle UK") formed in March 1999 to acquire the steel bar division of Glynwed International plc (the "Glynwed Steel Bar Division"). Since August 1994, Mr. Scharf has been a director of Maxcor (see below), and until August 1997, was also a Vice President and the Secretary and Treasurer of Maxcor. Since December 1997, Mr. Scharf has been a director of Worlds Inc., a development stage company which designs, develops and markets three-dimensional music-oriented Internet sites on the worldwide web, and until April 1999, was also its Chairman of the Board. Since August 1989, Mr. Scharf also has been a private investor. From October 1983 to August 1989, he was the Chairman and Chief Executive Officer of Edgcomb Steel of New England, Inc. and its successor corporation, Edgcomb Corporation, one of the largest independent metals service center and distribution companies in the United States. Mr. Scharf received an A.B. degree from Princeton University and an M.B.A. from the Harvard Business School.

      GILBERT D. SCHARF, 51, has been the Secretary and a director of the Company since its inception, and until March 1998, was also a Vice President and the Treasurer of the Company. He has also served as a director of Niagara LaSalle and LaSalle since the dates of their acquisition by the Company and Niagara LaSalle, respectively. Since August 1994, Mr. Scharf has been Chairman of the Board, President and Chief Executive Officer of Maxcor Financial Group Inc., a holding company with operating subsidiaries in the financial services industry ("Maxcor"), and currently holds the same positions with Euro Brokers Investment Corporation, a financial services company and wholly owned subsidiary of Maxcor, as well as of a number of its subsidiaries. Since 1989, Mr. Scharf also has been a private investor and Chairman of Scharf Advisors, Inc. Mr. Scharf received a B.A. degree from Duke University.

      FRANK ARCHER, 62, has been a director of the Company since May 1998. Mr. Archer has been the President and a director of Niagara LaSalle since its formation in 1986 and the President and a director of LaSalle since April 1997 when it was acquired by Niagara LaSalle. Mr. Archer received a Certificate in Tool and Die Design from the Cleveland Engineering Institute and an Associates degree from John Carroll University. He also attended the Advanced Management Program at the Harvard Business School.

      GERALD L. COHN, 70, has been a director of the Company since its inception. Mr. Cohn is a private investor who, since 1968, has been involved in the financing and acquisition of companies, including AgMet, Inc., a refiner of precious metals and a recycler of ferrous and non-ferrous metals, Cadillac Cable Corp., a multi-plant manufacturer of copper and aluminum building wire, Pepco, Inc., a ferrous and non-ferrous metal recycler and ferrous stevedoring and shipping company, and DVI, Inc., a health service finance company for which Mr. Cohn currently serves as a financial advisory consultant and a director. He is also a director of Diametrics Medical, Inc. and Frazier Healthcare Investments, L.P. Mr. Cohn attended Penn State University.

      ANDREW R. HEYER, 41, has been a director of the Company since its inception. Between February 1990 and August 1995, Mr. Heyer was a Managing Director and co-head of the Argosy Group L.P., a financial advisory firm. Since August 1995, Mr. Heyer has been a Managing Director of CIBC World Markets Corp. (formerly CIBC Oppenheimer Corp.), an investment banking firm. He is also the Chairman of Hain Food Group, Inc. and a director of Hayes Lemmerz International, Inc., Lancer Industries, Inc., Fairfield Corporation and Spectrasite Holdings, Inc. Mr. Heyer received a B.S. degree and an M.B.A. from the Wharton School of the University of Pennsylvania.

      DOUGLAS T. TANSILL, 60, has been a director of the Company since March 1998. From December 1994 through August 1998, Mr. Tansill was a Managing Director, and since August 1998 he has been an Advisory Director, in the Investment Banking Division at Paine Webber Incorporated, an independent national securities firm. Prior to December 1994, Mr. Tansill was a Managing Director of Kidder, Peabody and Co. Incorporated and from May 1987 to December 1994 was a member of the board of directors of such firm. Mr. Tansill received a B.A. degree from Trinity College and an M.B.A. from the Harvard Business School.

 COMMITTEES, MEETINGS, AND COMPENSATION OF THE BOARD OF DIRECTORS

      During 1998, the Board of Directors met five times. All incumbent directors attended at least 75% of the meetings of the Board and Committees on which they serve.

      The Board of Directors has Audit and Compensation Committees. The Audit Committee is comprised of Messrs. Michael Scharf (Chairman), Heyer and Cohn and recommends to the Board of Directors the accounting firm to be appointed as independent accountants for the Company; reviews with the Company's management and independent accountants the Company's annual operating results; and reviews with the Company's independent accountants the scope and results of the audit and the adequacy of the Company's internal accounting procedures and systems. The Audit Committee met once during 1998.

      The Compensation Committee is currently comprised of Messrs. Cohn (Chairman) and Tansill. Through March 1998, the Compensation Committee was comprised of Messrs. Cohn (Chairman) and Heyer. The Compensation Committee considers and makes recommendations to the Board of Directors on matters relating to the cash compensation of executive officers of the Company and also administers the Company's 1995 Stock Option Plan (the "Option Plan") and Employee Stock Purchase Plan, which plans were approved by the Company's stockholders in May 1996 and July 1998, respectively. The Compensation Committee met four times during 1998.

      The members of the Board of Directors are compensated in a manner and at a rate determined from time to time by the full Board. Since 1996, the Company has granted stock options to its outside directors as compensation for their service as a director. On May 20, 1998, each member of the Board of Directors, other than Michael Scharf and Frank Archer, received as compensation for his service as a director, a stock option (collectively, the "Director Options") to purchase 10,000 shares of Common Stock exercisable at $10.9375 per share. On December 15, 1998, each Director Option was amended to reduce the exercise price thereof to $5.50 per share. Each Director Option became exercisable as to 2,000 of the underlying shares on the date of grant and becomes exercisable as to an additional 2,000 of the underlying shares on each of the first through fourth anniversaries of the date of grant, provided the holder is then serving as a director of the Company. Upon a "change in control" of the Company (as defined in the Option Plan), each Director Option will become exercisable in full.

      The Company maintains directors and officers liability insurance which insures directors and officers of the Company and its subsidiaries against certain liabilities incurred by them while serving in such capacities, and reimburses the Company and its subsidiaries for certain indemnification payments made by them to their directors and officers. This policy extends through March 12, 2001 at a total premium of $215,000. No claims have been made under this policy.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Andrew Heyer, a current director and nominee for election as a director of the Company, is a Managing Director of CIBC World Markets Corp. which has provided investment banking and financial advisory services to the Company and Niagara LaSalle prior to 1998. CIBC World Markets Corp. is a subsidiary of CIBC Inc. which is one of five banks who are parties to a $90 million revolving credit and term loan agreement with Niagara LaSalle and LaSalle, the obligations of which are guaranteed by the Company. CIBC Inc.'s commitments under this credit agreement total $20 million.

      On December 5, 1997, the Company loaned Gilbert D. Scharf $600,000, the proceeds of which were used by Mr. Scharf to exercise Redeemable Common Stock Purchase Warrants of the Company, which, having been called for redemption, were not exercisable after December 11, 1997. The loan was evidenced by a Promissory Note (the "Note") executed by Mr. Scharf in favor of the Company, due on December 4, 1998. During December 1998, the Company extended the maturity date of the Note by one year and Mr. Scharf paid $100,000 of principal and all accrued interest due under the Note.
 The foregoing are reflected in an Amended and Restated Promissory Note dated December 15, 1998 (the "Amended Note") executed by Mr. Scharf in favor of the Company and issued in exchange for the Note. Interest on the unpaid principal amount ($500,000) of the Amended Note accrues at 5.68% per annum. Principal and interest on the Amended Note are payable in full on December 4, 1999, provided that Mr. Scharf may prepay all or part of the unpaid principal amount of the Amended Note without premium or penalty.
 The Amended Note requires installment payments of principal following the sale of shares of Common Stock by Mr. Scharf in amounts equal to the proceeds from such sales. Mr. Scharf is the Secretary and a director of the Company and, until March 1998, was a Vice President of the Company and its Treasurer.

      Michael J. Scharf and Gilbert D. Scharf are brothers. There are no other family relationships among the Company's directors, executive officers or persons nominated or chosen by the Company to become a director or executive officer.

 SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, officers and persons who beneficially own more than 10% of a registered class of the Company's equity securities ("10% stockholders") to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and changes in ownership in the Company's equity securities and to furnish the Company with copies of all such forms. Based solely on its review of copies of such forms received by it, and written representations that no other reports were required, the Company believes that all such Section 16(a) filing requirements applicable to its directors, officers and 10% stockholders with respect to the Company's fiscal year ended December 31, 1998 and its prior fiscal years were complied with on a timely basis.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF THE SIX NOMINEES LISTED ABOVE AS DIRECTORS.


           SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      Set forth below is certain information concerning beneficial ownership of Common Stock as of April 23, 1999 by (i) persons known by the Company to be the beneficial owners of 5% or more of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer (as defined below) and (iv) all directors and executive officers of the Company as a group.



                                                              PERCENTAGE
        NAME(1)                  NUMBER OF SHARES(2)     BENEFICIALLY OWNED(3)
 Michael J. Scharf . . . . . .    1,339,200(4)                  13.9%
 Gilbert D. Scharf . . . . . .      568,700(5)                   6.0%
 Raymond Rozanski  . . . . . .      196,250(6)                   2.0%
 Frank Archer  . . . . . . . .      190,000                      2.0%
 Andrew R. Heyer . . . . . . .       50,500                       *
 Gerald L. Cohn  . . . . . . .       37,000                       *
 Marc J. Segalman  . . . . . .       20,000                       *
 Douglas T. Tansill  . . . . .        6,000                       *
 All directors and executive
  officers as a group (eight
  persons) . . . . . . . . . .     2,407,650                    23.8%

-------------
 *  Less than 1%

 (1) The address of each stockholder is c/o Niagara Corporation, 667 Madison Avenue, 11th Floor, New York, New York 10021.

 (2) Includes shares of Common Stock issuable upon the exercise of stock options held by the stockholder that are currently exercisable or exercisable within 60 days ("Exercisable Options"). Beneficial Ownership of Exercisable Options is as follows: Michael J. Scharf 120,000; Gilbert D. Scharf - 27,000; Frank Archer - 190,000; Raymond Rozanski - 190,000; Andrew R. Heyer - 27,000; Gerald L. Cohn - 27,000; Marc J. Segalman - 20,000; Douglas T. Tansill - 6,000 and all directors and executive officers as a group - 607,000.

 (3) Based upon 9,511,575 shares of Common Stock outstanding as of April 23, 1998, plus any shares of Common Stock issuable upon the exercise of Exercisable Options held by the stockholder (but not by any other stockholder).

 (4) Includes 205,000 shares of Common Stock held by the Michael J. Scharf 1987 Grantor Income Trust and 194,500 shares of Common Stock held by the Scharf Family 1989 Trust. Michael Scharf is trustee of both of these trusts.

 (5) Includes 238,700 shares of Common Stock held by the Gilbert D. Scharf Living Trust, of which Gilbert Scharf is trustee.

 (6) Includes 6,250 shares of Common Stock held by a trust for the benefit of Mr. Rozanski's children, of which Mr. Rozanski's wife is trustee. Mr. Rozanski disclaims beneficial ownership of such shares.

                     EXECUTIVE OFFICERS OF THE COMPANY

      Set forth below is certain information with respect to each of the executive officers of the Company who is not also a director or director nominee of the Company.

      RAYMOND ROZANSKI, 53, has been a Vice President and the Treasurer of the Company since March 1998, Executive Vice President, Secretary, Treasurer and a director of Niagara LaSalle since its formation,and Executive Vice President, Treasurer and a director of LaSalle since it was acquired by Niagara LaSalle. Mr. Rozanski is also Secretary and a director of Niagara LaSalle UK. Mr. Rozanski received a B.S. degree in Business Administration from the State University of New York at Buffalo.

      MARC J. SEGALMAN, 40, has been Vice President and General Counsel of the Company since September 1997. From October 1987 to August 1997, Mr. Segalman was an attorney in the mergers and acquisitions group of the law firm of Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Segalman received an A.B. degree from Dartmouth College and a J.D. degree from the Boston University School of Law.


                          EXECUTIVE COMPENSATION

 SUMMARY COMPENSATION TABLE

      The following table summarizes compensation paid by the Company and its subsidiaries during each of the last three fiscal years to its Chief Executive Officer and its other executive officers as of December 31, 1998 (collectively, the "Named Executive Officers").


                                                               Long-Term Compensation
                                                               ----------------------
 Executive Officer          Year      Annual Compensation      Securities Underlying        All Other
 -----------------          ----   Base Salary      Bonus(1)   Options (No. of Shares)    Compensation(2)
                                   -----------      --------    ----------------------    ---------------

 Michael J. Scharf         1998     $  480,000    $  200,000             --                  $ 12,074
   Chairman, Chief         1997     $  400,000(3) $  200,000           100,000               $  2,270
   Executive Officer       1996     $  240,000    $  100,000           200,000               $  1,634
   and President

 Frank Archer(4)           1998     $  250,000    $  150,000             --                  $ 13,940
   President of Niagara
   LaSalle and LaSalle

 Raymond Rozanski(5)       1998     $  250,000    $  150,000             --                  $ 13,904
   Vice President and
   Treasurer

 Marc J. Segalman (6)      1998     $  225,000    $   50,000            25,000(7)            $  6,882
   Vice President and      1997     $   75,000         --               50,000               $    406
   General Counsel


 ----------------------------
 (1)  Paid in subsequent year.

 (2) Amounts for 1998 include the following employer contributions under the Niagara/LaSalle 401(k) Retirement Savings Plan: Michael J. Scharf -- $9,600; Frank Archer -- $11,370; Raymond Rozanski -- $11,334; and Marc J. Segalman -- $4,313. Amounts also include (i) annual premiums ranging from $406 to $1,624 on life insurance policies providing coverage for such officers of two times annual salary, up to a maximum of $250,000 and (ii) annual premiums ranging from $329 to $1,071 on long-term disability policies providing for, in the event of disability, two-thirds of monthly earnings, up to a maximum of $4,500 per month. Certain perquisites and other personal benefits that aggregate in each case less than 10% of the Named Executive Officer's annual salary and bonus have been omitted pursuant to item 402(b)(2)(iii)(C)(1) of Regulation S-K.

 (3) Based on an annual salary of $480,000 set by the Compensation Committee in April 1997, effective May 1, 1997.

 (4) Mr. Archer became an executive officer of the Company (for purposes of the Commissions's applicable rules) in March 1998.

 (5) Mr. Rozanski became a Vice President of the Company and its Treasurer in March 1998.

 (6) Mr. Segalman became a Vice President of the Company and its General Counsel in September 1997. His compensation disclosed for 1997 relates only to a partial year (reflecting an annual base salary of $225,000).

 (7) Reflects the repricing on December 15, 1998 of an option granted on September 8, 1997.

 STOCK OPTION GRANT TABLE

      The following table sets forth certain information concerning a stock option granted during 1997 to Marc Segalman which was amended during 1998. There are no other amendments to options to purchase Common Stock held by any other Named Executive Officer during 1998 nor were there any other options to purchase Common Stock granted (or deemed to be granted) to any Named Executive Officer during 1998.



                                            STOCK OPTION GRANTS IN 1998

                                                                                         Potential Realizable Value
                      Number of           % of Total Options     Exercise                 at Assumed Annual Rates of
 Executive            Shares Underlying   Granted to All         Price Per   Expiration   Stock Price Appreciation
 Officer              Options Granted     Employees in 1998 (1)  Share       Date         for Option Term
 ---------            -----------------   ---------------------  ---------   ----------   --------------------------

                                                                                               5%          10%
                                                                                               --          ---
 Marc J. Segalman       25,000 (2)                100             5.50(3)     9/08/07(2)   $ 73,000     $ 178,750


 --------------------------
 (1) Excludes option granted to Gilbert Scharf as compensation for his service as a director.

 (2) The option reported above reflects an amendment to an option granted under the Option Plan to Mr. Segalman on September 8, 1997 to purchase an aggregate of 25,000 shares of Common Stock. Such option became exercisable as to 5,000 of the underlying shares on the date of grant and an additional 5,000 of the underlying shares on September 8, 1998, and will become exercisable as to an additional 5,000 of the underlying shares on each of the next three anniversaries of the date of grant, provided that Mr. Segalman is then employed by the Company or one of its subsidiaries. Upon the occurrence of a "change in control" of the Company (as defined in the Option Plan,) such option will become exercisable in full. This option expires on the earlier of September 8, 2007 and 90 days after the termination of Mr. Segalman's employment with the Company and its subsidiaries.

 (3) On December 15, 1998, the exercise price per share of Common Stock was amended from $8.50 to $5.50.

 STOCK OPTION EXERCISES AND FISCAL YEAR END VALUES

      No options to purchase Common Stock were exercised by any of the Named Executive Officers during 1998.

      The following table sets forth, for each Named Executive Officer, the number of shares of Common Stock underlying the total number of stock options held by him at the Company's December 31, 1998 fiscal year end, and the aggregate dollar value of the in-the-money unexercised stock options as of such date, with those options that were then exercisable and those that were then unexercisable separately identified.


                 EXERCISABLE/UNEXERCISABLE STOCK OPTIONS AT
                 FISCAL YEAR END AND FISCAL YEAR END VALUES

                         Number of Shares Underlying             Value of Unexercised
                       Options at 1998 Fiscal Year End         In-the-Money Options (1)
 Name                Exercisable          Unexercisable      Exercisable      Unexercisable
 ----                -----------          -------------      -----------      -------------

 Michael J. Scharf     100,000               200,000           $ 31,250         $  62,500

 Frank Archer          180,000                70,000           $ 16,250         $  11,875

 Raymond Rozanski      180,000                70,000           $ 16,250         $  11,875

 Marc J. Segalman       20,000                30,000           $  3,750         $   5,625



 (1) Based on the December 31, 1998 closing sale price for the Common Stock of $5 13/16 per share.

 EMPLOYMENT CONTRACTS

 Michael Scharf

      The Company and Niagara LaSalle have entered into an employment agreement with Michael Scharf dated as of January 1, 1999 (the "Employment Agreement"), providing, among other things, that he will continue to serve as Chairman, Chief Executive Officer and President of the Company and Chairman and Chief Executive Officer of Niagara LaSalle for the term of the Employment Agreement. Such term will be for five years, subject to annual one-year extensions commencing on January 1, 2002 unless the Company or Mr. Scharf provides the other with timely notice not to extend. The Employment Agreement provides that Mr. Scharf will be entitled to (i) an annual base salary ("Annual Base Salary") of not less than $480,000; (ii) a performance-based annual incentive bonus subject to the approval of the Company's stockholders (see Proposal 2); (iii) a supplemental annual retirement benefit ("SERP") equal in amount to Mr. Scharf's Final Average Pay (as defined in the Employment Agreement), multiplied by the product of Mr. Scharf's years of service with the Company and 2.5%, with 50% of such annual amount to be paid to Mr. Scharf's surviving spouse during her lifetime; (iv) annual grants of stock options as determined by the Compensation Committee of the Board of Directors; and (v) medical coverage and specified fringe benefits.

      If Mr. Scharf's employment is terminated by the Company without Cause (as defined in the Employment Agreement) or by Mr. Scharf due to a breach of the Employment Agreement by the Company, the Company will (i) provide Mr. Scharf with a lump sum amount equal to the product of (A) the greater of three and the number of years remaining in the term of the Employment Agreement ("Severance Multiple"), and (B) the sum of Mr. Scharf's then current Annual Base Salary and the greater of Mr. Scharf's three-year average annual bonus and the target bonus for the year of termination; (ii) provide Mr. Scharf with a pro rata bonus for the year of termination; (iii) for the number of years equal to the Severance Multiple, provide Mr. Scharf with additional years of service credit under the SERP, continued life insurance benefits and continued exercisability of stock options; and (iv) cause all of Mr. Scharf's outstanding equity awards to vest. Mr. Scharf would also receive a gross-up payment for any excise tax payable under
 Section 4999 of the Internal Revenue Code of 1986, as amended.

 Frank Archer and Raymond Rozanski

      The Company and Niagara LaSalle entered into employment agreements with each of Frank Archer and Raymond Rozanski (each, an "Executive") dated August 16, 1995 (the "Archer/Rozanski Agreements"), providing, among other things, that they will continue to serve as President and Executive Vice President, respectively, of Niagara LaSalle for a period of five years.
 The Archer/Rozanski Agreements provide that each Executive will be entitled to (i) an annual base salary of not less than $175,000 adjusted for increases in the consumer price index (which amount has subsequently been increased to $250,000); (ii) cash bonuses determined by the Compensation Committee of the Company's Board of Directors; (iii) options to purchase 200,000 shares of Common Stock ("Options"); (iv) medical, dental and life insurance coverage; and (v) certain specified fringe benefits.

      If the Executive's employment is terminated by the Company other than for incapacity or certain specified acts (i) the Executive would receive his annual base salary through the end of the five-year term (the "Employment Period"); (ii) subject to continued compliance with certain confidentiality and non-competition obligations, the Executive would receive one-half of his annual base salary (as then in effect) payable over the one-year period following expiration of the Employment Period; (iii) the Executive would continue to receive medical, dental and life insurance coverage, subject to the terms of the applicable plans, through the end of the Employment Period; and (iv) all Options would immediately vest and become exercisable for a period of one year.

 STOCK OPTION REPRICING TABLE

      The following table sets forth certain information concerning a stock option granted during 1997 to Marc Segalman the exercise price of which was amended during 1998. There were no other amendments to options to purchase Common Stock held by any other Named Executive Officer during 1998.


                                            10-YEAR OPTION REPRICINGS

                                                                                                                Length of Original
                                    Number of Shares                            Exercise Price                      Option Term
                                   Underlying Options   Market Price of Stock     at Time of     New Exercise   Remaining at Date
 Executive Officer        Date          Repriced         at Time of Repricing      Repricing         Price         of Repricing
----------------------------------------------------------------------------------------------------------------------------------

 Marc J. Segalman       12/15/98         25,000                   $5.25              $8.50           $5.50          8.73 years


 REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

 Compensation Committee Interlocks and Insider Participation

      The Compensation Committee of the Board of Directors (the "Compensation Committee"), formed in August 1995, is currently comprised of Messrs. Cohn (Chairman) and Tansill. Through March 1998, Andrew Heyer was a member of the Compensation Committee. Mr. Heyer is a Managing Director of CIBC World Markets Corp. which has provided investment banking and financial advisory services to the Company and Niagara LaSalle prior to 1998. CIBC World Markets Corp. is a subsidiary of CIBC Inc. which is one of five banks who are parties to a $90 million revolving credit and term loan agreement with Niagara LaSalle and LaSalle, the obligations of which are guaranteed by the Company. CIBC Inc.'s commitments under this credit agreement total $20 million.

 General

      The Compensation Committee is responsible for determining the cash compensation of the Company's executive officers and for administering the Option Plan and the Company's Employee Stock Purchase Plan. The Compensation Committee reviews and develops compensation policies and programs designed to enhance the Company's long-term profitability by attracting, motivating and retaining high-quality executives and aligning their individual interests with the long-term interests of the Company and its stockholders.

      Currently, the Compensation Committee's objectives are implemented through three components -- base salary, annual bonus and stock option awards. In considering and determining these components, the Compensation Committee, among other things, reviews the Company's current and historical performance, evaluates the executive's contributions and performance for the relevant compensation period and receives the recommendations of the Chief Executive Officer. The Compensation Committee also takes into account the salary and bonus provisions in existing employment agreements with certain of the Company's executives. In making compensation decisions, the Compensation Committee exercises its discretion and judgment based on the foregoing and other criteria, without applying a specific formula to determine the weight of each factor considered.

 Compensation of the Chief Executive Officer

      In reviewing and establishing Michael Scharf's cash compensation in 1998, the Compensation Committee determined, reflecting Mr. Scharf's own recommendation, not to increase his base salary of $480,000. In making this determination, the Compensation Committee considered (i) the fact that Mr. Scharf's base salary had been increased from $240,000 to $480,000 effective May 1, 1997 and (ii) the salary levels of Niagara LaSalle's senior management.

      In establishing Michael Scharf's bonus in respect of 1998, the Compensation Committee considered, among other things, (i) Mr. Scharf's contributions to the Company and, in particular, Mr. Scharf's efforts and leadership throughout the strike by the hourly workers at LaSalle's Hammond, Indiana facility, and the successful resolution of such strike,
 (ii) Mr. Scharf's efforts to improve operations and efficiency and reduce costs at the Company's operating subsidiaries, (iii) the results of operations for the Company and its subsidiaries for 1998 and, in particular, the Company's continued profitability despite the strike at the Hammond facility and (iv) bonuses paid to Niagara LaSalle and LaSalle senior management in respect of 1998, including two of the other Named Executive Officers.

      The Company and Niagara LaSalle have entered into an Employment Agreement with Michael Scharf dated as of January 1, 1999, providing, among other things, that Mr. Scharf will continue to serve as Chairman, Chief Executive Officer and President of the Company and Chairman and Chief Executive Officer of Niagara LaSalle for a term of five years, subject to extension (see "EXECUTIVE COMPENSATION -- Employment Contracts -- Michael Scharf"). In approving the Employment Agreement, the Board of Directors (with Michael Scharf abstaining) sought to (i) assure the Company of Mr. Scharf's continued services for a minimum of five years and (ii) compensate Mr. Scharf in accordance with the Company's performance through a performance-based annual incentive bonus (see Proposal 2). The terms of the Employment Agreement were negotiated between members of the Compensation Committee and Mr. Scharf. In this regard, the Compensation Committee was advised by an outside compensation consultant who advised the Compensation Committee on the terms of employment for chief executive officers of manufacturing companies similar in size to that of the Company. In considering the employment terms of such other chief executive officers, the Compensation Committee recognized that the Company does not compete for executives merely with those companies comprising the Steel Index on the performance graph below.

 Tax Considerations

      Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") disallows tax deductions by a public company of compensation in excess of $1 million paid to its chief executive officer and four remaining most highly compensated executive officers in a taxable year. However, compensation which qualifies as "performance-based" is excluded from the $1 million limit if, among other things, the compensation is payable only upon attainment of preestablished, objective performance goals under a plan approved by the company's stockholders. Compensation attributable to the Option Plan has been designed to be, and should qualify as, "performance-based" under Section 162(m) of the Code. In addition, Mr. Scharf's performance-based bonuses payable in future years under his Employment Agreement with the Company are intended to so qualify if the provision of his Employment Agreement providing for such bonuses is approved by the Company's stockholders (see Proposal 2). The Compensation Committee will continue to monitor the compensation levels potentially payable under the Company's compensation programs, but intends to retain the flexibility necessary to provide total compensation in line with the Company's compensation philosophy and the Company's strategic goals and best interests.

 Stock Option Repricings

      On December 15, 1998, the Compensation Committee determined that it was in the best interests of the Company to reset to $5.50 the exercise price of an option granted to Marc Segalman on September 8, 1997 to purchase an aggregate of 25,000 shares of Common Stock. Previously, such exercise price had been $8.50. In making this determination, the Compensation Committee considered, among other things, (i) Mr. Segalman's efforts and contributions to the Company, (ii) the significant increase in the market price of the Common Stock between the date in August 1997 when Mr. Segalman accepted employment with the Company and the day in September 1997 when he joined the Company, (iii) recent market prices for the Common Stock and (iv) the accounting implications for the repricing.


                               COMPENSATION COMMITTEE

                               Gerald L. Cohn, Chairman
                               Andrew R. Heyer (member through March 1998)
                               Douglas T. Tansill (member since March 1998)


 STOCK PRICE PERFORMANCE COMPARISON

      The following graph compares cumulative total return of shares of Common Stock with the cumulative total return of (i) the Standard & Poor's 600 Smallcap index (the "S&P 600 Smallcap Index") and (ii) an industry peer group index comprised of five other publicly-traded steel companies (the "Steel Index"). The graph assumes $100 was invested on August 16, 1995 in shares of Common Stock, stocks comprising the S&P 600 Smallcap Index and the Steel Index, and the reinvestment of all dividends, and shows the percentage change from such date.

      The companies comprising the Steel Index are publicly-traded steel companies that produce, process and/or distribute steel bars. The companies comprising the Steel Index are: A.M. Castle & Co., Bayou Steel Corporation, Birmingham Steel Corporation, Nucor Corporation and Quanex Corporation.



                   COMPARATIVE STOCK PRICE PERFORMANCE(1)

                                                S&P 600
                               Niagara         Smallcap
             Date            Corporation         Index          Steel Index
             ----            -----------       ---------        -----------
            5/2/94               0.000            0.000              0.000
           5/31/94               0.000          (2.756)              6.194
           6/30/94               8.108          (6.466)              3.966
           7/29/94               9.459          (5.378)              4.961
           8/31/94              13.514            0.922              8.625
           9/30/94              10.811            0.321             10.545
          10/31/94              10.811          (0.767)              1.413
          11/30/94              13.514          (4.652)           (10.893)
          12/30/94              10.811          (2.425)            (9.889)
           1/31/95               8.108          (3.886)           (13.848)
           2/28/95               3.378          (0.031)            (7.362)
           3/31/95               7.432            1.896            (9.650)
           4/28/95               8.108            4.093           (14.893)
           5/31/95               8.973            5.595           (14.763)
           6/30/95              13.514           11.305            (6.884)
           7/31/95              13.514           19.739            (5.074)
           8/31/95              29.730           22.205            (7.710)
           9/29/95              35.135           25.231           (15.151)
          10/31/95              13.514           18.972           (14.743)
          11/30/95               9.459           23.552           (13.768)
          12/29/95             (2.703)           25.479            (6.287)
           1/31/96               1.351           25.676            (4.646)
           2/29/96              22.973           29.655            (7.551)
           3/29/96               2.703           32.318            (1.731)
           4/30/96              10.811           39.830            (0.279)
           5/31/96              27.027           44.659              0.776
           6/28/96              21.622           38.877            (5.889)
           7/31/96              21.622           29.230           (17.131)
           8/30/96             (5.405)           37.074           (12.505)
           9/30/96              10.811           42.970            (6.685)
          10/31/96             (2.703)           41.871            (9.769)
          11/29/96             (8.108)           49.114            (4.546)
          12/31/96             (5.405)           50.741            (5.094)
           1/31/97              24.324           53.145            (2.905)
           2/28/97              22.973           49.860            (7.033)
           3/31/97              13.514           42.047           (13.947)
           4/30/97              21.622           43.695           (13.052)
           5/30/97              32.432           60.429              1.273
           6/30/97              27.027           67.392              2.119
           7/31/97              54.054           77.826              9.978
           8/29/97              75.676           82.168             13.410
           9/30/97             113.514           94.084              8.138
          10/31/97              94.595           85.618            (1.363)
          11/28/97             100.000           84.136            (2.855)
          12/31/97             113.514           87.711            (5.740)
           1/30/98              94.595           83.960            (4.198)
           2/27/98             106.757          100.580              5.501
           3/31/98              90.541          108.103              4.109
           4/30/98             114.865          109.232              8.784
           5/29/98             109.459           98.021            (0.119)
           6/30/98              91.892           98.466            (6.735)
           7/31/98              94.595           83.183           (16.136)
           8/31/98              29.730           47.746           (31.506)
           9/30/98              45.946           56.637           (30.511)
          10/30/98              50.676           63.796           (28.770)
          11/30/98              47.297           72.873           (29.268)
          12/31/98              25.676           83.774           (29.069)
           1/29/99              27.027           81.391           (26.880)
           2/26/99              62.162           64.895           (33.695)
           3/31/99              35.135           66.895           (37.226)
           4/30/99              56.757           77.826           (13.152)



 (1) The comparisons in the performance graph are set forth in response to disclosure requirements of the Commission and are not intended to forecast or be indicative of future performance of the shares of the Common Stock (or of any of the indices or companies comprising them).

      The shares of Common Stock are traded on the Nasdaq National Market. Until October 15, 1995, such stock was quoted on the OTC Bulletin Board, a National Association of Securities Dealers, Inc. sponsored and operated inter-dealer automated quotation system for equity securities not included in the Nasdaq system. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.



 PROPOSAL 2: APPROVAL OF PERFORMANCE-BASED BONUS PROVISION OF THE COMPANY'S
                  EMPLOYMENT AGREEMENT WITH MICHAEL SCHARF

   Stockholders of the Company are being asked to consider and approve the portion of the Employment Agreement (see "EXECUTIVE COMPENSATION-- Employment Contracts--Michael Scharf") that provides for Michael Scharf's performance-based annual incentive bonuses.


  PERFORMANCE-BASED ANNUAL INCENTIVE BONUSES

  Subject to approval by the Company's stockholders at the Annual Meeting, the Employment Agreement provides that Mr. Scharf will be entitled to receive, with respect to each of the Company's fiscal years occurring during the term of the Employment Agreement, an annual incentive bonus, in cash (the "Annual Bonus" and, as applied to all annual bonuses during the term of the Employment Agreement, the "Annual Bonuses"), based upon the achievement of preestablished performance goals. If the target performance goal is met, the Annual Bonus will be equal in amount to 50% of Mr. Scharf's Annual Base Salary (as defined in the Employment Agreement), as in effect on the first day of the Company's fiscal year with respect to which the Annual Bonus is paid.

  The target performance goal will be the achievement by the Company of an EBITDA (as defined below) target approved by the Compensation Committee for such year. The Annual Bonus will increase by 1% of Annual Base Salary for each 1% increment in EBITDA in excess of such target. The EBITDA target will be based on operations existing at the time the target is approved, but the target may be amended by the Compensation Committee based upon corporate acquisitions or dispositions, or other relevant factors. For purposes of the Employment Agreement, EBITDA will mean the Company's earnings before interest, taxes, depreciation and amortization, as determined in accordance with the Company's audited financial statements.

  The Employment Agreement provides that the Company must seek the approval of its stockholders for the Annual Bonuses at its annual stockholders' meeting following the execution of the Employment Agreement, and the Annual Bonuses will be paid only if such approval is obtained. If such approval is not obtained, the Company and Mr. Scharf will negotiate in good faith to structure an alternative incentive compensation arrangement to fairly compensate Mr. Scharf.

  Assuming the achievement of the target performance goal for 1999 and based upon Mr. Scharf's current Annual Base Salary, his Annual Bonus for 1999 would be $240,000.

 CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  As discussed in the "Report of the Compensation Committee on Executive Compensation," Section 162(m) of the Code disallows a publicly held company's deductions for employee remuneration exceeding $1,000,000 per year for certain executives, but contains an exception for qualified "performance-based compensation." The Employment Agreement has been designed to permit the Annual Bonuses to qualify as "performance-based compensation" if they are approved by the Company's stockholders.


 APPROVAL REQUIRED

      The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve the performance-based bonus provision of the Employment Agreement. An abstention will have the same effect as a vote against this proposal. To the extent there are any broker non-votes, they will be disregarded and will have no effect on the outcome of the vote. Unless a contrary instruction is indicated, a properly executed and returned proxy will be voted "FOR" approval of the performance-based bonus provision of the Employment Agreement.

       THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE PERFORMANCE-BASED BONUS PROVISION OF THE COMPANY'S
                 EMPLOYMENT AGREEMENT WITH MICHAEL SCHARF.


 PROPOSAL 3:  APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      The Board of Directors, on the recommendation of members of the Audit Committee, has appointed BDO Seidman LLP ("BDO Seidman") as independent accountants for 1999, subject to ratification and approval by the Company's stockholders. BDO Seidman has served as the Company's independent accountants since the Company's inception. The Board recommends that stockholders ratify and approve their appointment. A representative of BDO Seidman is expected to attend the Annual Meeting and will have an opportunity to make a statement, if he desires to do so, and to respond to questions from the Company's stockholders.

      The affirmative vote of the holders of a majority of shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to ratify and approve the appointment of BDO Seidman as independent accountants for 1999. Unless a contrary instruction is indicated, a properly executed and returned proxy will be voted "FOR" appointment of BDO Seidman as independent accountants for 1999. A failure to vote shares, either by abstention or broker non-vote, will have the same effect as a vote against this proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE
      APPOINTMENT OF BDO SEIDMAN AS INDEPENDENT ACCOUNTANTS FOR 1999.


                          SOLICITATION OF PROXIES

      The costs of soliciting proxies for the Annual Meeting will be paid by the Company. In addition to the mailing of proxy materials, such solicitation may be made in person or by telephone, facsimile or telegram by directors and executive officers of the Company, who will receive no additional compensation. Innisfree M&A Incorporated will assist in the solicitation of proxies by the Company for a fee of $5,500, plus reasonable out-of-pocket expenses. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses.


                           STOCKHOLDER PROPOSALS


      Proposals which stockholders of the Company intend to present at next year's annual meeting of stockholders must be received, in order to be considered at such meeting, by the Secretary of the Company, at the Company's executive offices located at 667 Madison Avenue, New York, New York 10021, not later than the close of business on January 11, 2000. Stockholder proposals received after that date will not be included in the Company's proxy statement or form of proxy prepared in connection with such meeting.


                           ADDITIONAL INFORMATION

      The Company's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the Commission, is enclosed with this proxy statement (without exhibits or schedules), but is not to be regarded as proxy soliciting materials. The Company will provide without charge to each stockholder, upon written request, copies of the exhibits and schedules to such Form 10-K. Stockholders should address such written requests to: Niagara Corporation, Attention: Gilbert D. Scharf, Secretary, 667 Madison Avenue, New York, New York 10021.


                               By Order of the Board of Directors,

                               GILBERT D. SCHARF
                               Secretary
 New York, New York
 May 10, 1999





                            NIAGARA CORPORATION

             THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
     FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 1999

      The undersigned hereby appoints Michael J. Scharf and Gilbert D. Scharf as Proxies, each with the power to appoint such stockholder's substitute, and hereby authorizes them, or either one of them, to represent and to vote, as designated below, all of the shares of Common Stock of Niagara Corporation (the "Company"), held of record by the undersigned on April 16, 1999, at the Annual Meeting of Stockholders to be held on Tuesday, June 8, 1999 at 10:00 a.m. local time and any and all adjournments or postponements thereof.

      1.  Proposal 1 - Election of Directors-Nominees are: Michael J. Scharf,
                       Gilbert D. Scharf, Frank Archer, Gerald L. Cohn, Andrew R. Heyer and Douglas T. Tansill.


|_| For all Nominees     |_| WITHHOLD AUTHORITY to vote for all Nominees
(INSTRUCTION:    To withhold authority to vote for any individual
                 nominee, write that nominee's name in the space below.)


      2.  Proposal 2 - Approval of the performance-based bonus provision of the Company's Employment Agreement with Michael
                       Scharf.

                       |_| FOR   |_| AGAINST   |_| ABSTAIN

      3.  Proposal 3 - Appointment of BDO Seidman LLP as independent accountants for 1999.

                       |_| FOR   |_| AGAINST   |_| ABSTAIN

      4. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting and any adjournment or postponement thereof.

      WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 and 3.

                                          Please sign exactly as your name
                                          appears herein. If shares are
                                          held by joint tenants, both must
                                          sign. When signing as an
                                          attorney, executor,
                                          administrator, trustee, or
                                          guardian, give your full title as
                                          such. If shares are held by a
                                          corporation, the corporation's
                                          president or other authorized
                                          officer must sign using the
                                          corporation's full name. If
                                          shares are held by a partnership,
                                          an authorized person must sign
                                          using the partnership's full
                                          name.

                                          Dated:  ___________________, 1999
                                          _________________________________
                                                      Signature
                                          _________________________________
                                              Signature if held jointly

                                          PLEASE MARK, DATE, SIGN, AND
                                          RETURN THIS PROXY PROMPTLY USING
                                          THE ENCLOSED SELF-ADDRESSED
                                          STAMPED ENVELOPE.